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Exhibit 23.

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements of First Keystone Financial, Inc. on Form S-8 (Registration Nos. 333-09565 and 33-97562) of our report dated November 6, 1998, appearing in this Annual Report on Form 10-K of First Keystone Financial, Inc. for the year ended September 30, 1998.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
December 29, 1998